MDU Resources Reports 2015 Earnings, Initiates Guidance for 2016

•	New wind facility increases utility generation capacity to 20% renewable energy

•	Construction materials reports record earnings

•	Sale of exploration & production assets nearing completion

•	Pipeline and midstream reports record transportation volumes for third consecutive year

•	Construction businesses enter 2016 with strong combined backlog of $984 million

•	New refinery operating in challenging commodity and market environment

BISMARCK, N.D. - Feb. 3, 2016 - MDU Resources Group, Inc. (NYSE:MDU) today reported 2015 consolidated adjusted earnings of $180.0 million, or 92 cents per share, compared to $205.5 million, or $1.07 per share in 2014. Consolidated adjusted earnings in the fourth quarter were $48.6 million, or 25 cents per share, compared to $67.8 million, or 35 cents per share in 2014.

On a Generally Accepted Accounting Principles (GAAP) basis, the company reported a loss for 2015 of $623.1 million, or $3.20 per share, compared to 2014 earnings of $297.5 million, or $1.55 per share. GAAP earnings for the fourth quarter of 2015 were $52.4 million, or 27 cents per share compared to $84.1 million, or 43 cents per share in the fourth quarter of 2014.

Consolidated adjusted earnings is a non-GAAP measure. For an explanation of non-GAAP earnings adjustments, see the Reconciliation of GAAP to Adjusted Earnings and the Use of Non-GAAP Financial Measures sections in this press release.

“I am not satisfied with our overall earnings performance,” said David L. Goodin, president and CEO of MDU Resources Group. “However, we did have important successes such as record earnings at our construction materials business, good execution on a record capital budget at the utility and record throughput at our pipeline group.
“We also have nearly completed our strategic exit from the oil and gas exploration and production business. This will allow us to focus on above-average regulated growth with our capital expenditure forecast and construction opportunities at a lower business risk profile.
“In addition, the geographic diversity of our businesses and their markets is a strength that helps spread the impact of various regional economic drivers,” Goodin said. “Our construction materials business, which operates in 19 states, increased earnings last year in all of its regions. Customer growth continued at our utility group, and was spread across all eight states in which they operate.”

Business Unit Results
The construction materials business had record adjusted earnings of $90.6 million, a 51 percent increase from 2014, on 8 percent growth in revenue. GAAP earnings were $89.1 million. Earnings were higher than 2014 in all regions. Volumes and margins were up across all product lines, with aggregate and ready-mix volumes up 4 percent and asphalt volumes up 11 percent. This momentum is continuing into 2016 with a record year-end 2015 backlog of $491 million, an increase of 12 percent from $438 million at year-end 2014. The backlog does not include a $63.4 million contract awarded in January 2016 to reconstruct a portion of Interstate 29 in Sioux City, Iowa. This is the largest contract in Knife River’s history.

The construction services business reported adjusted earnings of $25.2 million, following two consecutive years of record earnings during which they completed several large, higher-margin projects. GAAP earnings were $23.8 million. Their 2015 focus on rebuilding work backlog was successful, ending the year at $493 million, an increase of 62 percent from $305 million at year-end 2014. This is the highest year-end level since 2008.

The utility business reported earnings of $59.5 million. Temperatures ranged from approximately 6 to 16 percent warmer than the previous year across the eight-state service territory, resulting in a $7.2 million earnings impact from lower natural gas retail sales and lower residential electric retail sales. That was partially offset by increased revenue from rate case proceedings that allowed recovery of investments made to serve the utility’s growing customer base, which increased by nearly 2 percent in 2015 to 1.05 million customers.

The utility added the Thunder Spirit Wind Farm to its electric generation fleet. The 43-turbine, 107.5-megawatt generation project in southwestern North Dakota was fully operational in late December. With this addition, 20 percent of the utility’s electric generation capacity is renewable energy. The utility also added 19 megawatts of natural gas-fired generation at the Lewis & Clark generation plant near Sidney, Montana, and completed installation of a $384 million air quality control system at the Big Stone, South Dakota, generating plant that is owned jointly with two partners.

The pipeline and midstream business had adjusted earnings of $23.9 million, driven by record transportation volumes for the third consecutive year. GAAP earnings were $13.3 million. Off-system transportation increased by 36 percent, due to a full year of service to a third-party natural gas processing plant that began operating in the third quarter of 2014. The business also was affected by lower processing revenue at the Pronghorn facility, partially offset by higher volumes; the company owns 50 percent of that facility.

The Dakota Prairie Refinery, in which the company has a 50 percent ownership interest, began commercial operations in May. The company’s share of 2015 refining results is an adjusted loss of $20.5 million, and a GAAP loss of $22.5 million, as a result of dramatic changes in the oil commodity market. The Bakken basis differential from West Texas Intermediate pricing has narrowed, which has increased the refinery’s cost for its oil feedstock. At the same time, reduced oilfield activity has decreased the demand for diesel fuel and a slowdown in Canadian tar sands development has reduced the demand for naphtha. The company continues to focus on operational improvements to the plant that could increase its daily processing capacity and profitability.

The company has nearly completed the sale of oil and natural gas assets held by its indirect subsidiary, Fidelity Exploration & Production Company. It has closed on four sale agreements and has signed a purchase and sale agreement for a fifth asset package; collectively these sales represent more than 93 percent of total production. The company continues to market one remaining asset package. Aggregate sale proceeds and related tax benefits are estimated to be approximately $450 million. Debt repayment is planned as the primary use of funds.

Initiating 2016 Guidance
The company has initiated 2016 adjusted earnings per share guidance in the range of $1.00 to $1.15. Adjusted earnings per share guidance includes results from the utility, pipeline and midstream, and construction businesses. GAAP earnings per share guidance, which includes results from the refinery, is expected to be in the range of 85 cents to $1.10.

Conference Call
The company will host a webcast at 10 a.m. EST Feb. 4 to discuss 2015 earnings results and 2016 guidance. The event can be accessed at www.mdu.com. Webcast and audio replays will be available. The dial-in number for audio replay is 855-859-2056, or 404-537-3406 for international callers, conference ID 9233329.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure, including regulated utilities, pipeline and midstream, construction materials and services and a diesel refinery. For more information about MDU Resources, see the company's website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts
Financial:
Rick Matteson, director of investor relations, 701-530-1057

Media:
Laura Lueder, corporate public relations manager, 701-530-1095

Performance Summary and Future Outlook

The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted points are “forward-looking statements.” There is no assurance that the company’s projections, including estimates for growth and changes in earnings, will in fact be achieved. Please refer to assumptions contained in this section, as well as the various important factors listed at the end of this document under the heading “Risk Factors and Cautionary Statements that May Affect Future Results.” Changes in such assumptions and factors could cause actual future results to differ materially from growth and earnings projections.
Adjusted Earnings by Segment

Business Line	Fourth Quarter 2015 Adjusted Earnings	Fourth Quarter 2014 Adjusted Earnings	2015 Adjusted Earnings	2014 Adjusted Earnings
	(In millions)
Utility	$28.9	$28.7	$59.5	$67.2
Pipeline and midstream	6.7	7.8	23.9	24.7
Construction	22.0	31.4	115.8	114.4
Refining	(9.7)	(.4)	(20.5)	(2.1)
Other and eliminations	.7	.3	1.3	1.3
Adjusted earnings*	$48.6	$67.8	$180.0	$205.5
* Excludes exploration and production business as well as other adjustments as noted below.
Reconciliation of GAAP to Adjusted Earnings

	Fourth Quarter 2015 Earnings		Fourth Quarter 2014 Earnings		2015 Earnings		2014 Earnings
	(In millions, except per share amounts)
Earnings (loss) per share	$.27		$.43		$(3.20)		$1.55
Earnings (loss) on common stock	$52.4		$84.1		$(623.1)		$297.5
Adjustments net of tax:
Exploration and production business	(2.9)		(22.0)		787.6		(97.3)
Other adjustments	(.9)	(a)	5.7	(b)	15.5	(c)	5.3	(d)
Adjusted earnings	$48.6		$67.8		$180.0		$205.5
Adjusted earnings per share	$.25		$.35		$.92		$1.07
(a) Reflects the company's portion of Dakota Prairie Refinery-related start-up costs.
(b) Reflects fourth quarter 2014 multiemployer pension plan withdrawal liability of $8.4 million after tax and earnings from discontinued operations of $2.7 million related to other operations.
(c) Reflects year-to-date impairments of natural gas gathering assets of $10.6 million after tax, the company's year-to-date portion of additional start-up costs at Dakota Prairie Refinery of $2.0 million after tax, first quarter 2015 multiemployer pension plan liability of $1.5 million after tax, and first quarter 2015 underperforming non-strategic asset loss of $1.4 million after tax.

(d) Reflects fourth quarter 2014 multiemployer pension plan withdrawal liability of $8.4 million after tax and earnings from discontinued operations of $3.1 million related to other operations.

On a consolidated basis, the following information highlights the key growth strategies, projections and certain assumptions for the company:

•	The company is initiating earnings guidance for 2016 as follows:

	Initial 2016 Guidance
	February 3, 2016
	Low	High
Adjusted earnings per share	$1.00	$1.15
Adjustments:
Refining	(.14)	(.06)
Discontinued operations	(.01)	.01
GAAP earnings per share	$.85	$1.10

•
The company's adjusted guidance is based on its utility, pipeline and midstream and construction businesses. Historically these businesses have been more predictable and provide a more stable and reliable guidance range to investors. The refining segment is not included because the refining industry tends not to give earnings guidance due to the volatility and unpredictable nature of the key commodity assumptions supporting its financial results. This approach to adjusted EPS allows for a narrower, more meaningful range for investors while still providing sufficient guidance for investors to evaluate the refining segment as to performance and valuation. The guidance range for the refining segment is subject to significant potential changes during the year depending on variations from the underlying assumptions in the company's forecast.

•
Reflecting the company’s divestiture of its exploration and production business, the company's long-term compound annual growth goal on adjusted earnings per share from operations has been lowered to a range of 5 to 8 percent, from a previous range of 7 to 10 percent.

•	The company continually seeks opportunities to expand through organic growth opportunities and strategic acquisitions.

•	The company focuses on creating value through vertical integration among its business units.

Capital expenditures for 2015 and estimated capital expenditures for 2016 through 2020 are noted in the following table:

Capital Expenditures
Business Line	2015 Actual	2016 Estimated	2017 Estimated	2018 Estimated	2016 - 2020 Total Estimated
			(In millions)
Utility
Electric	$333	$122	$196	$202	$817
Natural gas distribution	131	145	164	135	669
Pipeline and midstream	18	27	73	94	387
Construction
Construction materials and contracting	48	35	99	76	350
Construction services	38	9	12	13	61
Refining*	22	3	4	3	19
Other	4	4	3	2	13
Net proceeds and other**	(64)	(3)	(5)	(6)	(27)
Total capital expenditures	$530	$342	$546	$519	$2,289

* Capital expenditure projections represent the company's proportionate share of Dakota Prairie Refining.
** Excludes capital expenditures for discontinued operations and sale proceeds for the exploration and production business.

Based on the current level of capital expenditures and other key assumptions in the 2016 financial forecast, the company is not planning to issue equity this year. Estimated operating cash flows from operations are $425 million to $475 million.

Utility

Electric
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(Dollars in millions, where applicable)
Operating revenues	$70.0	$70.2	$280.6	$277.9
Operating expenses:
Fuel and purchased power	22.5	22.5	86.2	89.3
Operation and maintenance	22.6	20.8	87.7	81.1
Depreciation, depletion and amortization	9.5	9.1	37.6	35.0
Taxes, other than income	2.0	2.7	11.1	11.1
	56.6	55.1	222.6	216.5
Operating income	13.4	15.1	58.0	61.4
Earnings	$9.1	$8.7	$35.9	$36.7
Retail sales (million kWh)	840.2	888.4	3,316.0	3,308.4
Average cost of fuel and purchased power per kWh	$.025	$.024	$.024	$.025

Natural Gas Distribution
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(Dollars in millions)
Operating revenues	$264.4	$305.5	$817.4	$922.0
Operating expenses:
Purchased natural gas sold	162.5	206.8	499.0	603.2
Operation and maintenance	40.0	38.4	153.5	150.2
Depreciation, depletion and amortization	20.5	14.2	64.8	54.7
Taxes, other than income	12.3	12.9	46.3	48.3
	235.3	272.3	763.6	856.4
Operating income	29.1	33.2	53.8	65.6
Earnings	$19.8	$20.0	$23.6	$30.5
Volumes (MMdk):
Sales	35.2	35.5	95.6	104.3
Transportation	45.1	39.8	154.2	145.9
Total throughput	80.3	75.3	249.8	250.2
Degree days (% of normal)*
Montana-Dakota/Great Plains	88%	96%	88%	103%
Cascade	89%	86%	83%	89%
Intermountain	95%	93%	89%	95%
* Degree days are a measure of the daily temperature-related demand for energy for heating.

The combined utility businesses reported earnings of $59.5 million, compared to $67.2 million in 2014. This decrease reflects warmer weather effects of $7.2 million from lower natural gas and residential electric retail sales volumes. Also contributing were higher operation and maintenance expense, largely related to higher benefit-related costs and higher contract services, and higher depreciation, depletion and amortization expense due to increased plant additions which is included in rate cases for potential recovery. Partially offsetting these decreases were natural gas retail rate increases effective in 2015 and electric rate increases, primarily due to rate recovery of new generation.

Fourth quarter combined utility earnings were $28.9 million, compared to $28.7 million in 2014. The increase in earnings reflects higher natural gas retail margins, largely related to rate increases, and higher other income, primarily allowance for funds used during construction. Partially offsetting these increases were higher operation and maintenance expense, largely related to higher benefit-related costs and higher contract services, and higher depreciation, depletion and amortization expense due to increased plant additions which is included in rate cases for potential recovery.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
Organic growth opportunities are expected to result in substantial growth of the rate base, which at year-end was $1.8 billion. Rate base growth is projected to be approximately 7 percent compounded annually over the next five years, including plans for an approximate $1.5 billion capital investment program.

•	Projected Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) included in initial 2016 guidance for the utility is $245 million to $265 million.

•
Investments of approximately $55 million were made in 2015 to serve growth in the electric and natural gas customer base associated with the Bakken oil development. Although customer growth was less than peak levels, the company still saw strong growth in 2015. Due to sustained lower commodity prices, investments of approximately $35 million are expected in 2016.

•
The company, along with a partner, expects to build a 345-kilovolt transmission line from Ellendale, North Dakota, to Big Stone City, South Dakota, about 160 miles. The company’s share of the cost is estimated at approximately $205 million, including development costs and substation upgrade costs. The project has been approved as a Midcontinent Independent System Operator multivalue project. More than 90 percent of the necessary easements have been secured. The company expects the project to be completed in 2019.

•
The company is reviewing potential future generation options and is considering a large-scale resource. The Integrated Resource Plan filed in July includes a 200 MW resource addition in the 2020 timeframe. The company will continue to refine forecasted projections and adjust the timing of the addition if necessary.

•	The company is involved with a number of pipeline projects to enhance the reliability and deliverability of its system.

•	The company also is focused on growth through potential mergers and acquisitions.

•
The company is evaluating the final Clean Power Plan rule published by the Environmental Protection Agency (EPA) in October, which requires existing fossil fuel-fired electric generation facilities to reduce carbon dioxide emissions. It is unknown at this time what each state will require for emissions limits or reductions from each of the company's owned and jointly owned fossil fuel-fired electric generating units. Compliance costs will become clearer as final state plans are completed and submitted to the EPA by September 6, 2018. The company has not included capital expenditures in its five-year forecast for the potential compliance requirements of the Clean Power Plan.

•	Regulatory actions
Completed Cases:

◦
Since January 1, 2015, the company has implemented a total of $28.5 million in final rates and $20.8 million in interim rates. This includes electric rate proceedings in North Dakota, South Dakota and before the Federal Energy Regulatory Commission (FERC), and natural gas proceedings in Minnesota, Montana, North Dakota, Oregon, South Dakota and Wyoming.

Pending Cases:

◦	The company is requesting a total of $59.7 million, including implemented interim rates, in rate relief from pending cases.

◦
June 25, 2015, the company filed an application with the Montana Public Service Commission for an electric rate increase of approximately $11.8 million annually, or 21.1 percent above current rates. The requested increase includes costs associated with environmental upgrades to generation facilities, and the addition and/or replacement of capacity and energy requirements and transmission facilities along with associated depreciation, taxes and operation and maintenance expenses. An interim increase of $11.0 million annually, subject to refund, was requested. In December the MTPSC denied the company’s interim request. The commission has nine months in which to render a decision on the application. A hearing is scheduled for February 9.

◦
June 30, 2015, the company filed an application with the South Dakota Public Utilities Commission for an electric rate increase of approximately $2.7 million, or 19.2 percent above current rates. The requested increase includes costs associated with environmental upgrades to generation facilities, and the addition and/or replacement of capacity and energy requirements and transmission facilities along with associated depreciation, taxes and operation and maintenance expenses. The commission has six months in which to render a decision on the application. An interim increase of $2.7 million was implemented on January 1, 2016. The interim increase collected is subject to refund. A hearing is scheduled for April 11, 2016.

◦
June 30, 2015, the company filed an application with the SDPUC for a natural gas rate increase of approximately $1.5 million annually, or 3.1 percent above current rates. The request includes costs for increased operating expenses along with increased investment in facilities, including related depreciation expense and taxes, partially offset by an increase in customers and throughput. This matter is pending before the SDPUC. An interim increase of $1.5 million was implemented on January 1, 2016. The interim increase collected is subject to refund. A hearing is scheduled for April 4, 2016.

◦
September 30, 2015, the company filed an application with the Minnesota Public Utilities Commission for a natural gas rate increase of approximately $1.6 million annually, or 6.4 percent above current rates. The requested increase includes costs for increased operating expenses along with increased investment in facilities, including related depreciation expense and taxes. An interim increase of $1.5 million annually, subject to refund, was requested. The interim increase of $1.5 million was approved and implemented on January 1, 2016. A technical hearing has been scheduled for April 7-8, 2016.

◦
October 21, 2015, the company filed an application with the NDPSC for an update to the Generation Resource Recovery Rider and requested a Renewable Resource Cost Adjustment Rider effective January 1, 2016. The combined filing totaled $25.3 million with $20.0 million incremental to current rates. This application was resubmitted as two dockets on October 26, 2015.

▪
October 26, 2015, the company filed an application requesting a Renewable Resource Cost Adjustment Rider of $15.4 million for the recovery of the Thunder Spirit Wind Farm, placed into service in December 2015. A settlement on the renewable rider was reached with the NDPSC consumer advocacy staff whereby the company agreed to a 10.5 percent return on equity for this rider and committed to file an electric general rate case no later than September 30, 2016. The renewable rider was approved by the commission on January 5, 2016 to be effective January 7, 2016, resulting in an annual increase in revenues of $15.1 million on an interim basis.

▪
October 26, 2015, the company filed an application requesting an update to the Generation Resource Recovery Rider which currently includes recovery of the company’s investment in the 88-MW simple-cycle Heskett III natural gas fired turbine put into service August 2014 as well as the 19-MW Lewis & Clark Reciprocating Internal Combustion Engine generating units that were placed into service in December 2015 for a total of $9.9 million with $4.6 million incremental to current rates. January 25, 2016, the company and the NDPSC consumer advocacy staff filed a settlement agreement. If approved by the NDPSC, the settlement would result in an interim increase of $9.7 million, or an incremental increase of $4.4 million, subject to refund, a 10.5 percent return on equity and the company would commit to filing an electric general rate case no later than September 30, 2016. A technical hearing is scheduled for February 4, 2016 on this matter.

◦
November 25, 2015, Montana-Dakota filed an application with the NDPSC for an update of its transmission cost adjustment for recovery of MISO-related charges and two transmission projects located in North Dakota, equating to $6.8 million to be collected under the transmission cost adjustment. An update to the transmission cost adjustment was submitted on January 19, 2016 to reflect the provisions of the Settlement Agreement approved by the NDPSC for the renewable rider whereby Montana-Dakota agreed to a 10.5 percent return on equity for this rider as well as committed to file an electric general rate case no later than September 30, 2016. An informal hearing with the NDPSC was held January 20, 2016, regarding this matter.

◦
December 1, 2015, the company filed an application with the Washington Utilities and Transportation Commission for a natural gas rate increase of approximately $10.5 million annually, or approximately 4.2 percent above current rates. The requested increase includes costs associated with increased infrastructure investment and the associated operating expenses. The filing is pending before the WUTC. The expected effective date of any increase is November 1, 2016. A hearing is scheduled for August 2, 2016.

Expected Filings:

◦	The company expects to file electric rate cases in North Dakota and Wyoming in 2016 as well as natural gas rate cases in Idaho and Oregon.

Pipeline and Midstream

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(Dollars in millions)
Operating revenues	$37.1	$42.5	$156.2	$157.4
Operating expenses:
Purchased natural gas sold	.2	—	1.2	—
Operation and maintenance	15.8	18.8	84.8	68.1
Depreciation, depletion and amortization	6.2	8.2	28.0	29.8
Taxes, other than income	2.6	3.3	12.2	12.8
	24.8	30.3	126.2	110.7
Operating income	12.3	12.2	30.0	46.7
Earnings	$6.7	$7.8	$13.3	$24.7
Adjustment net of tax*	—	—	10.6	—
Adjusted earnings	$6.7	$7.8	$23.9	$24.7
Transportation volumes (MMdk)	79.7	67.2	290.5	233.5
Natural gas gathering volumes (MMdk)	6.8	9.7	33.4	38.4
Customer natural gas storage balance (MMdk):
Beginning of period	19.3	18.4	14.9	26.7
Net injection (withdrawal)	(2.7)	(3.5)	1.7	(11.8)
End of period	16.6	14.9	16.6	14.9
* See Reconciliation of GAAP to Adjusted Earnings in this release.

Adjusted earnings at the pipeline and midstream segment were $23.9 million, compared to $24.7 million in 2014. The earnings decrease reflects lower processing revenue resulting from lower realized prices, lower natural gas gathering volumes and lower storage services revenues, primarily due to lower interruptible storage withdrawals. These decreases were partially offset by higher transportation rates, primarily resulting from a rate case settlement effective in May 2014, and higher transportation volumes. GAAP earnings were $13.3 million in 2015, compared to $24.7 million in 2014.

Fourth quarter GAAP earnings were $6.7 million, compared to $7.8 million in 2014. The earnings decrease reflects lower gathering and processing revenue. The decrease is partially offset by lower operation and maintenance expense, largely related to lower payroll-related costs and contract services.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	Projected EBITDA included in initial 2016 guidance for pipeline and midstream is $60 million to $70 million.

•
The company has signed agreements to complete two expansion projects, the North Badlands expansion and the Northwest North Dakota expansion. The North Badlands project includes a 4-mile loop of the Garden Creek II pipeline and measurement and associated facilities, expected to be in service in fall of 2016. The Northwest North Dakota project includes modification of existing compression, a new unit and re-cylindering, expected to be in service the summer of 2016.

•
The company has an agreement with an anchor shipper to construct a pipeline to connect the Demicks Lake gas processing plant in northwestern North Dakota to deliver natural gas into a new interconnect with the Northern Border Pipeline. Project costs are estimated to be $50 million to $60 million. The project has been delayed by the plant owner.

•	The company is evaluating expansion into basins beyond its northern Rockies base.

•	The company is focused on improving existing operations and accelerating growth to become the leading pipeline company and midstream provider in all areas in which it operates.

Construction

Construction Materials and Contracting
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(Dollars in millions)
Operating revenues	$426.3	$407.5	$1,904.3	$1,765.3
Operating expenses:
Operation and maintenance	385.8	374.5	1,652.3	1,571.5
Depreciation, depletion and amortization	16.9	16.5	65.9	68.6
Taxes, other than income	7.9	8.1	40.1	38.8
	410.6	399.1	1,758.3	1,678.9
Operating income	15.7	8.4	146.0	86.4
Earnings	$14.8	$9.3	$89.1	$51.5
Adjustments net of tax*	—	8.4	1.5	8.4
Adjusted earnings	$14.8	$17.7	$90.6	$59.9
Sales (000's):
Aggregates (tons)	6,213	5,861	26,959	25,827
Asphalt (tons)	1,238	1,204	6,705	6,070
Ready-mixed concrete (cubic yards)	869	823	3,592	3,460
* See Reconciliation of GAAP to Adjusted Earnings in this release.

Construction Services
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(In millions)
Operating revenues	$238.5	$276.8	$926.4	$1,119.5
Operating expenses:
Operation and maintenance	214.5	251.5	838.5	990.7
Depreciation, depletion and amortization	3.5	3.3	13.4	12.9
Taxes, other than income	7.1	7.1	31.1	33.6
	225.1	261.9	883.0	1,037.2
Operating income	13.4	14.9	43.4	82.3
Earnings	$7.2	$13.7	$23.8	$54.5
Adjustment net of tax*	—	—	1.4	—
Adjusted earnings	$7.2	$13.7	$25.2	$54.5
* See Reconciliation of GAAP to Adjusted Earnings in this release.

Adjusted earnings for the combined construction businesses were $115.8 million for 2015, compared to $114.4 million in 2014. The earnings increase reflects record earnings at the materials group with higher margins and volumes across all product lines and higher construction revenues and margins. Partially offsetting these increases were lower margins and workloads at the services group. GAAP earnings were $112.9 million in 2015, compared to $106.0 million in 2014.

Fourth quarter adjusted earnings for the combined construction businesses were $22.0 million, compared to $31.4 million in 2014. The earnings decrease reflects lower aggregate margins at the materials group, lower equipment sales and rental margins at the services group. Partially offsetting these decreases were higher ready-mix concrete margins and volumes at the materials group. GAAP earnings were $22.0 million in fourth quarter 2015, compared to $23.0 million in the same period last year.

The following information highlights the key growth strategies, projections and certain assumptions for the construction segments:

•
The construction materials approximate work backlog at December 31, 2015 was a year-end record $491 million, compared to $438 million a year ago. Private work represents 8 percent of construction backlog and public work represents 92 percent of backlog. The business recently announced the signing of its largest contract in its history, a $63.4 million highway construction project in Iowa, which is not included in the year-end backlog amount.

•
The construction services approximate work backlog at 2015 year end was $493 million, compared to $305 million a year ago. It is the highest year-end backlog since 2008. The backlog includes transmission, distribution, substation, industrial, petrochemical, mission critical, solar energy renewables, research and development, higher education, government, transportation, health care, hospitality, gaming, commercial, institutional and service work.

•
Projected revenues included in the company's 2016 earnings guidance are in the range of $1.85 billion to $1.95 billion for construction materials and $950 million to $1.1 billion for construction services.

•	The company anticipates margins in 2016 to be slightly higher at both construction materials and construction services compared to 2015 margins.

•	Projected EBITDA included in 2016 guidance for construction materials is $215 million to $235 million and $65 million to $85 million for construction services.

•
In December 2015 Congress passed, and the president signed, a $305 billion five-year highway bill for funding of transportation infrastructure projects that are a key part of the construction materials market.

•
The company continues to pursue opportunities for expansion in energy projects, such as petrochemical, transmission, substations, utility services, solar, wind towers and geothermal. Initiatives are aimed at capturing additional market share and expanding into new markets.

•
As the country's fifth-largest sand and gravel producer, construction materials will continue to strategically manage its 1 billion tons of aggregate reserves in all its markets, as well as take further advantage of being vertically integrated.

•
As the eighth-largest specialty contractor (as ranked on Engineering News-Record’s 2015 Top 600 Specialty Contractors list), construction services continues to pursue opportunities for expansion and execute initiatives in current and new markets that align with the company's expertise, resources and strategic growth plan.

Refining

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(Dollars in millions)
Operating revenues	$45.8	$—	$178.3	$—
Operating expenses:
Cost of crude oil	43.6	—	159.8	—
Operation and maintenance	23.1	2.7	69.2	7.6
Depreciation, depletion and amortization	5.9	.7	16.5	.9
Taxes, other than income	.3	.1	1.7	.6
	72.9	3.5	247.2	9.1
Operating loss	(27.1)	(3.5)	(68.9)	(9.1)
Loss attributable to the company	$(8.8)	$(.4)	$(22.5)	$(2.1)
Adjustments net of tax*	(.9)	—	2.0	—
Adjusted loss attributable to the company	$(9.7)	$(.4)	$(20.5)	$(2.1)
Refined product sales (MBbls)
Diesel fuel	274	—	1,072	—
Naphtha	287	—	996	—
Atmospheric tower bottoms and other	287	—	884	—
Total refined product sales	848	—	2,952	—
* See Reconciliation of GAAP to Adjusted Earnings in this release.
The earnings variances discussed are the company's proportionate share while the table includes the noncontrolling interest's portion of revenues, expenses, operating loss and refined product sales.

Adjusted loss at the refining segment was $20.5 million, compared to a loss of $2.1 million in 2014, with commencement of operations of Dakota Prairie Refinery occurring in May 2015. The refinery was negatively impacted by unplanned outages in October and November due to equipment failures in the hydrogen unit. The higher loss reflects higher operation and maintenance expense, largely related to higher rail-related costs and higher contract services, and higher depreciation, depletion and amortization. These decreases are partially offset by refined product sales gross margin. Gross margin was negatively impacted by the outages and market conditions, including lower diesel and naphtha prices along with historically narrow local Bakken basis differentials. This segment recorded a GAAP loss of $22.5 million in 2015, compared to a loss of $2.1 million in 2014.

Fourth quarter adjusted loss was $9.7 million, compared to a loss of $400,000 in 2014. The higher loss reflects higher operation and maintenance expense, largely related to higher rail-related costs and higher contract services, and higher depreciation, depletion and amortization. These decreases are partially offset by refined product sales gross margin. This segment recorded a GAAP loss of $8.8 million in 2015, compared to $400,000 in 2014.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
The company, in conjunction with Calumet Specialty Products Partners, L.P., owns Dakota Prairie Refining, LLC, operating a 20,000-barrel-per-day refinery in southwestern North Dakota. The refinery processes Bakken crude into diesel, which is marketed within the Bakken region. Other byproducts, naphtha and atmospheric tower bottoms, are transported to other areas. The production slate includes approximately 7,000 - 8,000 barrels per day of diesel, 5,500 - 6,500 BPD of naphtha and 4,500 - 5,500 BPD of ATBs. Work continues to increase the daily oil processing capacity of the plant.

•	Company crude oil purchases for the intake have been at a discount to WTI. However, this discount, or differential, has been much narrower than anticipated because of market conditions in the Bakken.

•
Diesel is sold locally at the refinery rack and DPR posts a daily price based on market conditions. DPR’s posted diesel prices were in the $40 to $75 per barrel range, with an average $58.65 per barrel, during the fourth quarter.

•
Naphtha is being railed into Canada to be used as a diluent for tar sands production and is tied to C5 pricing differentials to WTI. Naphtha prices ranged from $35 to $45 per barrel in the fourth quarter of 2015.

•	The company's share of projected EBITDA included in 2016 guidance for the refinery is approximately $(25) million to $0.

•	Earnings guidance includes an assumption of approximately 90 percent utilization of current plant capacity in 2016.

Other

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(In millions)
Operating revenues	$2.1	$2.0	$9.2	$9.4
Operating expenses:
Operation and maintenance	3.2	2.1	12.7	11.0
Depreciation, depletion and amortization	.5	.6	2.1	2.2
Taxes, other than income	—	.1	.1	.2
	3.7	2.8	14.9	13.4
Operating loss	(1.6)	(.8)	(5.7)	(4.0)
Earnings (loss)	$(2.8)	$.3	$(12.4)	$(7.2)

The loss increased $5.2 million in 2015, primarily due to higher operation and maintenance expense, largely a corporate asset impairment, the absence of prior year income tax benefits, as well as a foreign currency translation loss including effects of the sale of the company's remaining interest in the Brazilian Transmission Lines.

Fourth quarter loss was $2.8 million in 2015, compared to earnings of $300,000 in 2014. The decrease resulted from the absence of prior-year income tax benefits and higher operation and maintenance expense, largely a corporate asset impairment.

Included in Other are operation and maintenance expense and interest expense previously allocated to the exploration and production business that do not meet the criteria for income (loss) from discontinued operations.

Discontinued Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(In millions)
Income (loss) from discontinued operations before intercompany eliminations, net of tax	$4.2	$27.6	$(774.7)	$114.6
Intercompany eliminations	2.1	.1	2.3	.5
Income (loss) from discontinued operations, net of tax	$6.3	$27.7	$(772.4)	$115.1

The results of operations for the company's exploration and production business, except certain general and administrative costs and interest expense that do not meet the criteria for income (loss) from discontinued operations (recorded in "Other"), along with a benefit related to the vacation of an arbitration award in 2014 related to Centennial Resources, are included in the earnings (loss) from discontinued operations.

The company's discontinued operations reported a loss of $772.4 million for 2015, compared to earnings of $115.1 million in 2014. This decrease reflects fair value impairments of the company's assets held for sale, a noncash write-down of oil and gas properties, lower average realized commodity prices and lower production due to the marketing and sale of exploration and production assets. These decreases were offset in part by lower depreciation, depletion and amortization expense and lower lease operating expense.

The company's discontinued operations reported earnings of $6.3 million in fourth quarter 2015, compared to $27.7 million in 2014. The decrease reflects lower average realized commodity prices, lower realized and unrealized gains/losses on commodity derivatives compared to the prior period and lower production due to the marketing and sale of exploration and production assets. These decreases were offset in part by lower depreciation, depletion and amortization expense.

The following table provides additional information on the company's discontinued operations:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(Dollars in millions, where applicable)
Operating revenues	$28.8	$114.6	$184.9	$547.6
Operating expenses	29.0	79.6	1,423.1	378.9
Operating income (loss)	(.2)	35.0	(1,238.2)	168.7
Income (loss) from discontinued operations, net of tax	$6.3	$27.7	$(772.4)	$115.1
Production:
Oil (MBbls)	614	1,022	3,286	4,919
Natural gas liquids (MBbls)	64	108	393	609
Natural gas (MMcf)	2,050	4,453	16,747	20,822
Total production (MBOE)	1,020	1,872	6,471	8,998
Average realized prices (excluding realized and unrealized commodity derivatives gain/loss):
Oil (per barrel)	$36.25	$61.37	$41.17	$83.33
Natural gas liquids (per barrel)	$13.26	$24.54	$16.14	$36.06
Natural gas (per Mcf)	$1.63	$3.45	$1.76	$4.02
Average realized prices (including realized commodity derivatives gain/loss):
Oil (per barrel)	$51.02	$87.70	$48.58	$85.96
Natural gas liquids (per barrel)	$13.26	$24.54	$16.14	$36.06
Natural gas (per Mcf)	$2.54	$3.54	$2.22	$3.81
Production costs, including taxes, per BOE:
Lease operating costs	$8.91	$9.74	$7.76	$9.80
Gathering and transportation	2.03	2.13	1.59	1.38
Production and property taxes	1.31	3.90	2.41	5.12
	$12.25	$15.77	$11.76	$16.30
Notes:
• Oil includes crude oil and condensate; natural gas liquids are reflected separately.
• Results are reported in barrel of oil equivalents based on a 6:1 ratio.

Use of Non-GAAP Financial Measures
The company, in addition to presenting its earnings information in conformity with GAAP, has provided non-GAAP earnings data that reflect adjustments to exclude:
Three Months Ended December 31, 2015 and 2014:

•	Exploration and production earnings of $2.9 million in 2015 and $22.0 million in 2014.

•	The company's portion of the absence of 2014 Dakota Prairie Refinery-related start-up costs of $900,000 after tax in 2015.

•	A multiemployer pension plan withdrawal liability of $8.4 million after tax in 2014.

•	Earnings of $2.7 million in 2014 from discontinued operations related to other operations.

Twelve Months Ended December 31, 2015 and 2014:

•	Exploration and production loss of $787.6 million in 2015 and earnings of $97.3 million in 2014.

•	Natural gas gathering assets impairments of $10.6 million after tax in 2015.

•	Additional start-up costs of $2.0 million after tax for the company's portion of Dakota Prairie Refinery in 2015.

•	A multiemployer pension plan withdrawal liability of $1.5 million and $8.4 million after tax in 2015 and 2014, respectively.

•	Underperforming non-strategic asset loss of $1.4 million after tax in 2015.

•	Earnings of $3.1 million in 2014 from discontinued operations related to other operations.

The company, in addition to presenting its earnings guidance information in conformity with GAAP, has provided non-GAAP earnings guidance that reflects an adjustment to exclude the refining segment. The refining segment has not been included due to the volatility and unpredictable nature of the key commodity assumptions supporting its financial results. The company has excluded losses per share of 14 cents and 6 cents for the low and high, respectively, of the earnings guidance range for refining in the initial 2016 adjusted earnings per share guidance.

The company believes that these non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company's continuing operating results. Also, the company's management uses these non-GAAP financial measures as indicators for planning and forecasting future periods. The presentation of this additional information is not meant to be considered a substitute for financial measures prepared in accordance with GAAP.

Risk Factors and Cautionary Statements That May Affect Future Results
The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the president and CEO of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

•
The company’s pipeline and midstream and refining businesses are dependent on factors, including commodity prices and commodity price basis differentials/crack spreads, that are subject to various external influences that cannot be controlled.

•
The regulatory approval, permitting, construction, startup and/or operation of power generation facilities may involve unanticipated events or delays that could negatively impact the company’s business and its results of operations and cash flows.

•	The operation of Dakota Prairie Refinery may involve unanticipated events that could negatively impact the company's business and its results of operations and cash flows.

•
Economic volatility, including volatility in North Dakota's Bakken region, affects the company’s operations, as well as the demand for its products and services and the value of its investments and investment returns including its pension and other postretirement benefit plans, and may have a negative impact on the company’s future revenues and cash flows.

•
The company relies on financing sources and capital markets. Access to these markets may be adversely affected by factors beyond the company’s control. If the company is unable to obtain economic financing in the future, the company’s ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired. As a result, the market value of the company’s common stock may be adversely affected. If the company issues a substantial amount of common stock it could have a dilutive effect on its existing shareholders.

•	The company is exposed to credit risk and the risk of loss resulting from the nonpayment and/or nonperformance by the company’s customers and counterparties.

•	The backlogs at the company’s construction materials and contracting and construction services businesses are subject to delay or cancellation and may not be realized.

•	The company’s operations are subject to environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities.

•	Initiatives to reduce greenhouse gas emissions could adversely impact the company’s operations.

•
The company is subject to government regulations that may delay and/or have a negative impact on its business and its results of operations and cash flows. Statutory and regulatory requirements also may limit another party’s ability to acquire the company or impose conditions on an acquisition of or by the company.

•	Weather conditions can adversely affect the company’s operations, revenues and cash flows.

•	Competition exists in all of the company’s businesses.

•	The company could be subject to limitations on its ability to pay dividends.

•	Cost increases related to obligations under multiemployer pension plans could have a material negative effect on the company’s results of operations and cash flows.

•	The company's operations may be negatively impacted by cyber attacks or acts of terrorism.

•
While the company has completed the sale of the majority of Fidelity's assets and is currently marketing the remaining assets of Fidelity, there is no assurance that a sale of the remaining marketed assets will be successful, and Fidelity may continue to be subject to potential liabilities relating to the sold assets arising from events prior to sale.

•	Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:

◦	Acquisition, disposal and impairments of assets or facilities.

◦	Changes in operation, performance and construction of plant facilities or other assets.

◦	Changes in present or prospective generation.

◦	The ability to obtain adequate and timely cost recovery for the company’s regulated operations through regulatory proceedings.

◦	The availability of economic expansion or development opportunities.

◦	Population growth rates and demographic patterns.

◦	Market demand for, available supplies of, and/or costs of energy- and construction-related products and services.

◦	The cyclical nature of large construction projects at certain operations.

◦	Changes in tax rates or policies.

◦	Unanticipated project delays or changes in project costs, including related energy costs.

◦	Unanticipated changes in operating expenses or capital expenditures.

◦	Labor negotiations or disputes.

◦	Inability of the contract counterparties to meet their contractual obligations.

◦	Changes in accounting principles and/or the application of such principles to the company.

◦	Changes in technology.

◦	Changes in legal or regulatory proceedings.

◦	The ability to effectively integrate the operations and the internal controls of acquired companies.

◦	The ability to attract and retain skilled labor and key personnel.

◦	Increases in employee and retiree benefit costs and funding requirements.

For a further discussion of these risk factors and cautionary statements, refer to Item 1A – Risk Factors in the company’s most recent Form 10-K and Form 10-Q.

MDU Resources Group, Inc.
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(In millions, except per share amounts)
	(Unaudited)
Operating revenues	$1,062.5	$1,048.3	$4,191.5	$4,114.9
Operating expenses:
Fuel and purchased power	22.5	22.5	86.2	89.3
Purchased natural gas sold	144.8	189.9	450.1	558.4
Cost of crude oil	43.6	—	159.8	—
Operation and maintenance	701.2	674.4	2,870.9	2,798.3
Depreciation, depletion and amortization	62.8	52.6	227.8	204.1
Taxes, other than income	32.2	34.3	142.6	145.4
	1,007.1	973.7	3,937.4	3,795.5
Operating income	55.4	74.6	254.1	319.4
Other income	13.0	2.7	19.3	10.0
Interest expense	23.2	22.1	93.1	86.9
Income before income taxes	45.2	55.2	180.3	242.5
Income taxes	13.1	.1	65.6	63.3
Income from continuing operations	32.1	55.1	114.7	179.2
Income (loss) from discontinued operations, net of tax	6.3	27.7	(772.4)	115.1
Net income (loss)	38.4	82.8	(657.7)	294.3
Net loss attributable to noncontrolling interest	(14.2)	(1.5)	(35.3)	(3.9)
Dividends declared on preferred stocks	.2	.2	.7	.7
Earnings (loss) on common stock	$52.4	$84.1	$(623.1)	$297.5

Earnings (loss) per common share – basic:
Earnings before discontinued operations	$.24	$.29	$.77	$.95
Discontinued operations, net of tax	.03	.14	(3.97)	.60
Earnings (loss) per common share – basic	$.27	$.43	$(3.20)	$1.55
Earnings (loss) per common share – diluted:
Earnings before discontinued operations	$.24	$.29	$.77	$.95
Discontinued operations, net of tax	.03	.14	(3.97)	.60
Earnings (loss) per common share – diluted	$.27	$.43	$(3.20)	$1.55
Dividends declared per common share	$.1875	$.1825	$.7350	$.7150
Weighted average common shares outstanding – basic	195.3	194.1	194.9	192.5
Weighted average common shares outstanding – diluted	195.3	194.2	195.0	192.6

	December 31,
	2015	2014
	(Unaudited)

Other Financial Data
Book value per common share	$12.83	$16.66
Market price per common share	$18.32	$23.50
Dividend yield (indicated annual rate)	4.1%	3.1%
Price/earnings from continuing operations ratio (12 months ended)	23.8x	24.7x
Market value as a percent of book value	142.8%	141.1%
Net operating cash flow (12 months ended)*	$641	$604
Total assets*	$6,628	$7,832
Total equity*	$2,521	$3,250
Total debt*	$1,917	$2,094
Capitalization ratios:**
Total equity	56.8%	60.8%
Total debt	43.2	39.2
	100.0%	100.0%
  * In millions
** Includes noncontrolling interest